Exhibit 99.1

[TECO Energy, Inc. Logo]

TECO ENERGY SUBSIDIARY SIGNS AGREEMENT TO SELL DELL POWER STATION IN ARKANSAS

TAMPA, Fla. (June 13, 2005) — TECO Energy, Inc. (NYSE: TE) announced today its indirect subsidiary, TPS Dell, LLC, has entered into a definitive agreement to sell substantially all of its assets, including the Dell Power Station, to Associated Electric Cooperative, Inc., a Missouri electric cooperative, for $75 million. The anticipated final proceeds, net of retained liabilities, are expected to be in a range of approximately $65 to $70 million. The Dell Power Station is a partially-constructed 599 megawatt, natural gas-fired, combined-cycle electric generating facility located in Dell, Arkansas. The sale is expected to close in the third quarter of 2005, subject to certain regulatory approvals.

TECO Energy Chairman and CEO Sherrill Hudson said, “With this good news, TECO Energy’s involvement in the merchant power market is virtually ended. We continue to execute our strategy and to focus on our strong regulated businesses in Florida, and our profitable unregulated businesses. The cash from this sale will help us meet our objectives of retiring the 2007 debt maturities and having additional cash for investing in our businesses, primarily our regulated utilities.”

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with regulated utility businesses, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and electric generation and distribution in Guatemala.

CONTACT:	News Media: Ross Bannister (813) 228-4945
Investor Relations: Mark Kane (813) 228-1772
Internet: www.tecoenergy.com

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